METALOR Technologies
CONTRACT 10/2008
C O N T R A C T 10/2008
Date: 28/08/2008
The Company EQUIGOLD MINES CI SA COMPANY S.A. — a subsidiary of Lihir Gold Limited, 06 BP 2212. Abidjan 06. Côte d’Ivoire. hereinafter called EQUIGOLD, in the person of Mr. Morgan Hart, Executive Director Operations Manager
And
METALOR Technologies S.A. Chemin des Perveuils 8, CH-2074 Marin, Switzerland, hereinafter called METALOR, in the person of Mr. Yuxing Shang Head of Relining Division and Mr. Charles Davis — Manager Marketing & Sales
Hereinafter jointly and individuaily called Parties, have agreed about the following
1. THE SUBJECT OF THE CONTRACT
EQUIGOLD agrees to deliver for refining to METALOR Gold Dore, hereinafter called “Goods”
METALOR agrees to receive Goods from EQUIGOLD and to refine the contained precions metals.
2. QUALITY OF GOODS
EQUIGOLD shall deliver Goods that conform to the following typical specifications:
Au:

Ag:

Balance: Base metals and non deleterious elements
In the event that any delivery does not conform to one or more of the minimum and maximum specifications set forth above, METALOR shall accept such delivery and both parties shall meet or confer in good faith to reach a mutually satisfactory agreement in respect of the handling of such material or, as the case may be to buy the fine contents thereof.
3. PRELIMINARY QUANTITY OF GOODS
The total provisional quantity of Goods will be    ozs of dore per year. Goods will be delivered in regular lots of approximately    ozs to    ozs twice a month.
4. DELIVERY TERMS
EQUIGOLD shall deliver each shipment of Goods FOB Bonikro Mine Smelthouse, Côte d’Ivoire. METALOR will contract an international approved safe carrier, subject to the approval of the Parties.
All deliveries will be addressed as follows:

CONTRACT 10/2008
METALOR TECHNOLOGIES SA
c/o “safe carrier name”
Bonikro Mine — Côte d’Ivoire
REF. “EQUIGOLD”
Following the release of the shipment at the Bonikro Mine Smelthouse, in accordance with Appendix 1. METALOR assumes the entire responsibility and the risks associated with the transport of Goods from the Bonikro Mine Smelthouse to the METALOR Refinery — Marin Works.
5. PACKING
Goods shall be packed in sealed wooden boxes, reinforced cardboard, plastic boxes and/or other containers suitable for air transportation. METALOR and/or its safe carrier reserve the right to refuse any shipment, should any container not be packed according to the above specification.
6. INSURANCE
METALOR’s and/or its contracted carrier will cover insurance all risks for the account of METALOR, while the Goods are in transit. METALOR will insure the Goods, while they are in its care at the Marin Works. Upon request, METALOR’s insurer will supply EQUIGOLD a certificate of proof of insurance.
METALOR and/or its contracted carrier will accept the Goods from EQUIGOLD on a “said to contain gold” basis.
The transportation has to include insurance coverage against all risks as per usual market practice from door to door for physical loss or damage. However, inherent vice of the shipped goods as well as damage attributable to the use of chemical, biological, biochemical or electromagnetic weapons and nuclear energy and radioactivity will remain excluded.
Unless otherwise agreed before the beginning of the risk, damages and/or losses as direct consequences of war. strike, civil commotions and terrorism as well as confiscation and expropriation will also be excluded. Those risks might be covered against additional surcharge.
7. SHIPPING ADVICE
EQUIGOLD will give METALOR not less than one business day’s notice of expected date of shipment’s departure from the Bonikro Mine.
EQUIGOLD will confirm for each shipment that all matters related to the official export of Goods have been duly completed in respect of the laws of the Republic of Côte d’Ivoire.
EQUIGOLD or their agent, as per Article 15. shall advise METALOR by facsimile of the following:
1.	Number of boxes, containers and pallets

2.	Gross weight

3.	Net weight

4.	Detailed packing list

5.	Estimated fine metals contents

CONTRACT 10/2008
6.	Name of supervisor in case supervisor is required

7.	Provisional invoice
Final invoice of EQUIGOLD will be remitted after settlement.
All provisional and final invoices of EQUIGOLD made to METALOR must have METALOR’s following numbers: “METALOR Tax Payer No.    ”. “Authorisation AFC No.   ”.
8. WEIGHING, MELTING AND SAMPLING
Weighing for the purpose of settlement weight determination, melting and sampling of delivered Goods shall be carried out as described below.
METALOR shall carry out weighing and sampling operations at the earliest time, but not later than the next business day after arrival of a shipment at METALOR’s Marin Works, unless otherwise previously agreed with EQUIGOLD.
EQUIGOLD has the right to be represented by any representative, at its own expense, during weighing and sampling operations.
If EQUIGOLD elects to be represented for such operations, they will give METALOR notice of the name and address of their representative at the latest one business day prior to the arrival of a shipment at METALOR’s Marin Works. EQUIGOLD has the right to ask to keep delivered material intact until its nominated representative arrives, in this case all the contractual terms related to period of weighing, sampling of Goods and the dates of assay results and fine metal availability would be correspondingly amended.
Upon receipt of a shipment, METALOR will weigh each lot of Goods separately to ensure that weights provided by EQUIGOLD as per Article 7 correspond to the weights found at reception. Whether EQUIGOLD will have elected to be represented by a supervisor or not, METALOR’s weights found at reception will be final, provided they do not vary by more than 0.4% with weights advised by EQUIGOLD pursuant to Article 7.
Any weight variance greater than 0.4% will immediately be communicated to EQUIGOLD and processing will be deferred until EQUIGOLD has either agreed with METALOR’s received weights or designated at its own expenses a commercial recognized supervisor to be present at weighing. All communications shall be made in writing in English. Failure to give any such notice within 3 business days as from the date of communication of discrepancy shall be considered as EQUIGOLD’s acceptance of the weights as determined by METALOR.
For each delivery of Goods, two samples, each one of approximately 5 grams, shall be set-aside for EQUIGOLD (refer next paragraph for description of samples). The sending of either or both of the samples will be made only on the written request of EQUIGOLD at its cost.
For each lot of delivered Goods, one sample shall be set aside for umpire purposes whilst the other is to allow Equigold to perform its own assay.
The weight of samples meant for EQUIGOLD and/or their representative shall be deducted from the settlement weight in cases where these samples have been sent to EQUIGOLD or received by their representative, otherwise METALOR will provide value for the weight of the samples.

CONTRACT 10/2008
9. USE OF MATERIAL
METALOR shall have the right to use up any lot of delivered Goods immediately after determination of after-melt weights and setting aside of the agreed samples as per article 8.
10. ASSAYS — SPLITTING LIMITS AND UMPIRE
EQUIGOLD will have the choice do either deal in trust, in that case METALOR’s assays results shall be considered as final unless an umpire analysis is requested, or proceed to exchanges of assays for each delivery.
In the first case, METALOR’s assays will be ready within a maximum of 3 (three) business days after receipt of the material by METALOR.
In case exchanges of assays are to be used, METALOR shall have assays ready for exchange within 15 business days.
EQUIGOLD and METALOR shall exchange results by fax or airmail on a date to be agreed upon in advance and in a manner suitable for both parties.
If the difference between the exchanged results is not more than 0.03% for gold and 0.2% for silver, the arithmetic mean of the results of EQUIGOLD and METALOR shall be considered for purpose of final settlement. If the difference between exchanged assays is greater than the splitting limits here above stated, both parties shall have the right to either ask for assays being redone or to request an umpire analysis by the following assayer:
ALFRED H. KNIGHT INTERNATIONAL
Eccleston Grande
Prescot Road
St. Helens
GB — MERSEYSIDE WA 103 BQ
or any other mutually agreed assayer. The umpire shall not be the representative of either party.
The splitting limits mentioned in this paragraph will be subject to change only by mutual agreement of both parties.
If the assay results of the umpire shall be the arithmetic mean between the assay results for EQUIGOLD and METALOR, the umpire’s results shall be final and binding on both parties for settlement. Otherwise, the result of the assay of the party whose results are nearer to that of the umpire’s assay shall be final for settlement.
The cost of the umpire’s assay shall be borne by the party whose assay is further from that of the umpire.
The cost of the umpire’s assay shall be borne equally by the parties if the umpire’s assay shall be the arithmetic mean between the assays of the two parties.
Originals of all assaying reports (except for cases of umpire analysis and provided no exchange of assays has been foreseen) and weight certificates must be sent to EQUIGOLD by Airmail in 15 calendar days from the date of delivery of material to METALOR’s plant.

CONTRACT 10/2008
11. HANDLING AND TREATMENT COSTS
EQUIGOLD shall pay the following charges:
1. Transportation, insurance and handling costs from FOB Bonikro Mine door-to-door to Metalor, Marin Switzerland:

- Basic Charge:	USD per shipment

- Charge per kg:	USD per each kg shipped gross kg

- Côte d’Ivoire export formalities & extra handling/packing:	USD per shipment
Such costs are to be fixed at the rates above and may be subject to adjustment during the duration of this contract in accordance with Metalor’s agreement with its approved carrier. Metalor will provide EQUIGOLD in writing with 30 days notice of any proposed rate changes.
2. Lot Charge: If deliveries make less than     kg net weight, a lot charge of USD     per shipment will be applied
3. Basic treatment charge will be:
- USD     per troy ounce of gold doré received
12. RATE OF PRECIOUS METALS RECOVERY,
FINE METAL AVAILABILITY
For all shipments delivered for sale of fine metals contents, METALOR shall pay to EQUIGOLD:
Au:

Ag:
from the fine metal content as determined by the final assays as per Article 10, to EQUIGOLD designated Metal Account. Alternatively the fine metal content, as determined by the final assays as per Article 10, can be paid to your banking counterparty(ies) designated Metal Account with a major bullion bank in London.
Fine metal availability shall be:

Au:     business days as from reception at the refinery

Ag:     business days as from reception at the refinery
Metal return can occur prior to Fine Metal Availability. Early metal return shall be subject to leasing rates for the number of days return is made prior to Fine Metal Availability date.
13. PRICE FIXATION
Price fixation can take place immediately upon arrival to METALOR Marin Works

CONTRACT 10/2008
Final buying price for Au shall be, at a mutually agreed date, as per London Gold AM or PM fixing net in USD.
Final buying price for Ag shall be, at a mutually agreed date, as per London silver spot fixing net in USD.
Early pricing:
-	Pricing made prior to Fine Metal Availability shall be subject to leasing rates for the number of days early pricing is made prior to fine metal availability date.
14. PAYMENT FOR SOLD METALS,
PAYMENT OF CHARGES AND
REIMBURSEMENT OF EXPENSES
The amount due to EQUIGOLD for sold metals is determined by the final value of each lot as it is described in this Contract.
The payment for sold metals must be effected not later than in 2 working days from the date of fine metal availability.
As per request received from EQUIGOLD, METALOR will make an advance payment of 97% of the fine metal content as per Article 10 above, or alternatively, of the value of the precious metals sold by EQUIGOLD. The first value date for advance payment can be made on the next business day after METALOR’s refinery assays. Early metal return shall be subject to leasing rates for the number of days return is made prior to Fine Metal Availability date, as per Article 12 above.
Any payment made prior to maturity date of the sale (all sales are value two business days) shall be subject of bank interests for the number of calendar days elapsing between the value date of payment by METALOR and effective value date of the sale. Presently, the bank interests make 4.5% per year for USD (may vary according to market conditions).
Each payment effected by METALOR must have the following references:
-	EQUIGOLD’s invoice number and date

-	The number and the date of the present contract
Bank charges for each payment that may occur outside the territory of Republic of the Côte d’Ivoire are to be paid by METALOR.
For any shipment received from EQUIGOLD, METALOR shall have the right to deduct its charges and expenses related to the Goods bought under this contract by buying the corresponding fine metals from EQUIGOLD precious metals contained in the delivery.
All payments from METALOR to EQUIGOLD will be made in favour of the following Bank account:

BANK NAME:	To be provided by EQUIGOLD to METALOR from time to time

SWIFT:	To be provided by EQUIGOLD to METALOR from time to time

FOR ACCOUNT OF:	EQUIGOLD MINES CI SA

ACCOUNT NO.:	To be provided by EQUIGOLD to METALOR from time to time

CONTRACT 10/2008
All payments from EQUIGOLD to METALOR will be made in favour of the following account number:
METALOR Technologies SA,
Chemin des Perveuils 8, CH-2074
Marin, Switzerland
Account     (USD)
Account     (EURO)
UBS S.A. Zurich
SWIFT: UBSWCHZH80A
15. NOTIFICATION
Any request, document or communication in relation with this refining agreement or any shipment shall be addressed either by mail or fax and must be in English:
     In case of EQUIGOLD at:
c/- Lihir Services Australia Pty Ltd
L9, 500 Queen Street
Brisbane Qld 4000
ATTN:     Treasury Manager
Phone: +617-3318-3300
Fax: +617-3318-9203
B) In case of METALOR at:
METALOR TECHNOLOGIES SA
2, Avenue du Vignoble
CH - 2009 Neuchàtel
Switzerland
Phone: +41-33-720-6100
Fax: +41-32-720-6602
Any request, document or communication sent by facsimile shall be deemed to have been received on the first business day or the day after the date of dispatch.
16. TAXES AND DUTIES
Any taxes and other charges, related to fulfillment of this Contract and not stipulated above on the territory of the Republic of Côte d’Ivoire, should be paid by EQUIGOLD; outside of the territory of the Republic of Côte d’Ivoire should be paid by METALOR.
17. FORCE MAJEURE
The term “Force Majeure” means any cause or condition (whether or not similar to those herein after enumerated) beyond the control of the party affected thereby which wholly or partially prevents the performance by said party of its obligations hereunder, including without limitation acts of God; acts of a public enemy; war, insurrections, riots, terrorism, breakdowns or damage to mine, plant, pipeline, port facilities and refiner’s facilities; labour stoppages, lockouts, slowdowns or disputes; interruptions of transportation; orders or acts of civil or military authorities; the necessity for compliance with any applicable law, regulation, ordinance or resolution or order of court or administrative authority; embargoes; blockades; and any

CONTRACT 10/2008
restrictions upon, delays in receiving or failures to receive any permits, licenses, or approvals from any governmental agency. Neither party shall, however, be relieved of liability for failure of performance if such failure is due to causes arising out of its own negligence or to causes which it could, but fails to, remove or remedy with reasonable dispatch. Minor equipment failures, which do not substantially impair the ability to perform, shall not be deemed Force Majeure.
If Force Majeure should occur, the affected party shall give prompt written notice thereof to the other, setting forth the particulars thereof in reasonable detail. The obligations of the party giving such notice shall be excused to the extent made necessary by such Force Majeure and during the continuance of such Force Majeure said party shall incur no liability by reason of its failure to perform the obligations so excused, provided, however that the party giving such notice shall use its best efforts to eliminate such Force Majeure as soon as and to the extent reasonably practicable (taking into account costs). The affected party shall give prompt written notice of the termination of such Force Majeure Nothing herein contained shall cause the party affected by Force Majeure to submit to unreasonable conditions or restrictions imposed by a governmental authority, or to submit to an unfavorable labour agreement, and it is agreed that any settlement of labour strikes or differences with workforce shall be entirely within the discretion of the party affected thereby.
If Force Majeure affects either EQUIGOLD or METALOR such that performance remains wholly excused for a continuous period of more than hundred twenty (120) days, upon written notice to the other party given at any time during the period of Force Majeure and up to five (5) days following termination of said Force Majeure, the obligations of the unaffected party hereto shall be discharged as to deliveries which would otherwise have been made during said period. If such Force Majeure continues for more than three hundred and sixty-five (365) days, either party may, by written notice to the other, terminate this Contract in its entirety and both parties shall be released from further obligations except for obligations accrued prior to such termination, effective as of receipt of the notice of termination.
If METALOR is the party affected by Force Majeure conditions, METALOR shall nevertheless be obliged to receive shipments of Goods which, at the time of commencement of Force Majeure conditions, have been advised to METALOR and have not been denied by fax from METALOR to EQUIGOLD prior to 12 hours before advised International Airlines departure from Abidjan airport. METALOR shall settle this shipment with EQUIGOLD.
18. GOVERNING LAW
This Contract shall be governed by and construed in accordance with the English Law.
19. ARBITRATION
All disputes arising between the parties to be settled amicably between the two parties in good faith and if not, arbitration shall apply.
Failure of amicably settlement will lead to seek arbitration under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with said Rules. The arbitration shall take place in Paris. France and be conducted in the English language and relevant documents in other languages shall be translated into English, as the arbitrator shall direct. The decision of the arbitrator shall be final and binding upon the parties and judgment upon such decision may be entered in any court having jurisdiction. The parties shall comply in good faith with the decision.

CONTRACT 10/2008
20. VALIDITY OF THE CONTRACT
The present Contract is done in two originals in English. Each of the Parties will receive one copy of original version.
Any amendments or supplements to the present Contract if they are presented in a written form and duly signed by the authorized representatives of the Parties are considered valid and form an integral part of the Contract.
The facsimile copy of the present Contract shall be considered legally valid in case it bears both Companies stamp and signature as well all pages with initials from the authorized signees.
The Contract will come into force at the moment of its signature and will be valid until December 31st , 2009.

Legal addresses of the Parties:

EQUIGOLD MINES CI SA:	METALOR:

EQUIGOLD MINES CI SA 06	METALOR Technologies S.A.
BP 2212, Abidjan, 06, Abidjan, Côte	Chemin des Perveuits 8,
d’Ivoire	CH-2074 Marin,
Switzerland

/s/ Morgan Hart	/s/ Yuxing Shang
Morgan Hart	Yuxing Shang

/s/ [ILLEGIBLE]	/s/ Charles Davis
[ILLEGIBLE]	Charles Davis

Place and date:

Abidjan, Côte d’Ivoire	Marin, Switzerland
28/08/2008	, 2008